(LETTERHEAD OF COOPERS & LYBRAND L.L.P.)




                                                               Exhibit 23-C











          CONSENT OF INDEPENDENT ACCOUNTS


          We consent to the incorporation by reference in this registration statement of General Public Utilities Corporation (the "Company") on Form S-3 of our report dated January 31, 1996, on our audits of the consolidated financial statements and financial statement schedules of General Public Utilities Corporation and Subsidiary Companies as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".



                                              COOPERS & LYBRAND L.L.P.

          New York, New York
          July 9, 1996